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                  DANNINGER MEDICAL TECHNOLOGY, INC. AND SUBSIDIARY
                                      EXHIBIT 11
                         COMPUTATION OF NET INCOME PER SHARE
              For the three month periods ending June 30, 1996 and 1995

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                                                      Three Months Ended June 30,     Six Months Ended June 30,
                                                          1996           1995           1996           1995

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
Weighted average number of common
        shares outstanding                              4,728,974      4,683,490      4,720,108      4,584,440

Shares issuable pursuant to
        stock option plans and stock warrants,
        less shares assumed repurchased at
        the average market prices                         272,885        231,175        261,028        291,522
                                                        ---------      ---------      ---------      ---------

Weighted average shares outstanding,
        including common stock equivalents              5,001,859      4,914,665      4,981,136      4,875,962
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

Net income
                                                        $ 146,000      $   3,000      $ 283,000      $ 157,000
                                                        ---------      ---------      ---------      ---------
                                                        ---------      ---------      ---------      ---------

Net income per share                                         $.03           $.00           $.06           $.03
                                                             ----           ----           ----           ----
                                                             ----           ----           ----           ----

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Note: The application of the higher of quarter-end or year end market prices in calculating fully-diluted earnings per share does not result in a change to the calculation of primary earnings per share.